Exhibit 99.1

EXECUTION VERSION

EXECUTIVE

EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, dated May 19, 2021 (the “Agreement”), is entered into by and between WELLTOWER INC., a Delaware corporation, (the “Corporation”), and SHANKH MITRA (the “Executive”) and will become effective May 19, 2021.

WHEREAS, the Corporation and the Executive desire to enter into the Agreement in order to set forth the terms and conditions under which the Executive shall serve as the Corporation’s Chief Executive Officer.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.    EMPLOYMENT

The Corporation hereby agrees to employ the Executive as the Corporation’s Chief Executive Officer, upon the terms and conditions herein contained, and the Executive hereby agrees to such employment and to serve as the Corporation’s Chief Executive Officer, and to perform the duties and functions customarily performed by the Chief Executive Officer of a publicly traded corporation.

In such capacity, the Executive shall report to the Corporation’s Board of Directors (the “Board”), and shall have the powers and responsibilities set forth in the Corporation’s By-Laws as well as such additional powers and responsibilities consistent with his position as the Board may assign to him.

While this Agreement is in effect, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation; provided that, the Executive will be permitted to, with the prior approval of the Board, act or serve as a director, trustee or committee member of any type of business, civic or charitable organization.

2.    TERM OF AGREEMENT

The Executive’s employment with the Corporation shall be “at-will”, which means that either the Executive or the Corporation may end Executive’s employment and this Agreement at any time, for any reason or no reason, with or without advance notice. Upon termination of the Executive’s employment hereunder for any reason, unless otherwise expressly provided by the Board, the Executive agrees that he shall, and he shall, be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) or in other capacity of the Corporation or any of its affiliates, any role that he holds as a representative of the Corporation or any of its affiliates, and any role that he is then performing for any organization at the request of or for the benefit of the Corporation or any of its affiliates, and Executive shall execute any such documents as the Corporation shall reasonably request in order to memorialize or implement such resignations.

3.    BASE COMPENSATION AND BONUS

(a)    The Executive shall receive annual base compensation of not less than $1,000,000 in cash (“Base Compensation”). Such amounts shall be payable in substantially equal semi-monthly installments in accordance with the Corporation’s customary payroll practices. Subject to the terms of this Agreement, during the Term, the Compensation Committee of the Board (the “Compensation Committee”) shall consult with the Executive and review the Executive’s Base Compensation at annual intervals, and may increase the Executive’s annual Base Compensation from time to time.

(b)    The Executive shall also be eligible to receive an annual incentive cash bonus for each calendar year with a target bonus of 200% of Base Compensation, with the actual amount of such bonus to be determined by the Compensation Committee, using such performance measures as the Compensation Committee deems to be appropriate. Such bonus, if any, shall be paid to the Executive on or before March 15th of the calendar year after the end of the year to which the bonus relates. Except as otherwise provided in Sections 5 or 6, (i) the annual bonus will be subject to the terms of any Corporation bonus plan under which it is granted and (ii) in order to be eligible to receive an annual bonus, the Executive must be employed by the Corporation on the last day of the applicable calendar year.

4.    ADDITIONAL COMPENSATION AND BENEFITS

The Executive shall receive the following additional compensation and welfare and fringe benefits while this Agreement is in effect:

(a)    Long-Term Incentives. The Executive shall be eligible to participate in the Corporation’s 2016 Long-Term Incentive Plan, or any other equity compensation plan adopted by the Corporation, on terms no less favorable than those that apply to similarly situated executive officers of the Corporation.

(b)    Health Insurance. The Corporation shall (i) provide the Executive and his dependents with health insurance, life insurance and disability coverage no less favorable than that from time to time made available to similarly situated executive officers, and (ii) pay or reimburse the Executive for all reasonable costs of an annual medical exam of the Executive by a physician or medical facility of his choice.

(c)    Paid Time Off. The Executive shall be entitled to paid time off (“PTO”) (based on the number of years of service) in accordance with the Corporation’s PTO policy, as it may be amended from time to time.

(d)    Business Expenses. The Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures in accordance with the Corporation’s established policies and applicable law. Following Executive’s termination of employment, any expense reimbursement requests must be submitted no later than sixty (60) days following such termination.

(e)    Automobile Allowance. The Corporation will provide the Executive with a monthly allowance to cover reasonable expenses incurred with the Executive’s lease of an automobile.

(f)    Other Benefits. In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other executive officers, and in such welfare plans, programs, practices and policies of the Corporation as are generally applicable to other executive officers, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.

5.    PAYMENTS UPON TERMINATION

(a)    Termination without Cause or Termination by Executive for Good Reason (as defined below). If the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or Disability) or terminated by the Executive for Good Reason, the Executive shall be entitled to the following:

(i)    Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)    any accrued but unpaid PTO through the date of termination;

(iii)    any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)    any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)    any expenses owed to the Executive under Sections 4(d), or 4(e);

(vi)    any pro-rated portion of the annual bonus that the Executive would have earned based on the performance goals or criteria for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such year;

(vii)    notwithstanding any language to the contrary in the long-term incentive plan, and any other plans, or the applicable award agreement, all of Executive’s outstanding stock options, restricted stock or other equity awards with time-based vesting shall become fully vested and, in the case of stock options, exercisable in full, and the Executive shall have the right to exercise such stock options for the longer of (x) the period of eighteen (18) months following termination of employment or (y) the period set forth in the applicable plan and/or award agreement; provided, that, in no event shall any stock options be exercisable beyond the expiration of their term;

(viii)    the treatment of all of Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards with performance-based vesting shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement;

(ix)    continued coverage under any group health plan maintained by the Corporation in which the Executive participated at the time of his termination for the period during which the Executive elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost to the Executive comparable to the cost that the Executive would have incurred for the same coverage had he remained employed during such period; and

(x)    a series of semi-monthly severance payments for twenty-four (24) months (the “Severance Period”) following the date of termination, each in an amount equal to one-twenty fourth (1/24th) of the sum of (A) the Executive’s annual Base Compensation (currently $1,000,000), as in effect on the date of termination, and (B) the Executive’s target annual cash bonus opportunity at the time of termination, to be paid in accordance with the Corporation’s normal payroll practices. For the avoidance of doubt, in the event of a termination due to Good Reason as a result of a material diminution in the Executive’s total compensation opportunity, the Base Compensation and target annual cash bonus opportunity payable during the Severance Period shall equal the Base Compensation and target annual cash bonus opportunity immediately prior to such material diminution.

Notwithstanding anything in the long-term incentive plan, and any other plans, pursuant to which any equity awards are granted, or any applicable equity award agreements to the contrary, the payments set forth in subsections (vi), (vii), (viii), (ix) and (x) are subject to (a) a waiver and general release of claims in favor of the Corporation, in a form and manner satisfactory to the Corporation and substantially in the form attached hereto, that is executed by the Executive and which becomes irrevocable within sixty (60) days following the date of such termination, and (b) the Executive’s compliance with the restrictive covenants set forth in Sections 9 and 10 below during the Severance Period (the “Severance Requirement”). Notwithstanding anything in the 2016 Long-Term Incentive Plan, any other plans pursuant to which any equity awards are granted, or any applicable equity award agreements to the contrary, upon any violation of the Severance Requirement during the Severance Period, all post-employment compensation set forth in subsections (vi), (vii), (viii), (ix) and (x) above shall immediately stop and the Executive shall be obligated to return to the Corporation any such post-employment compensation previously paid or otherwise provided to the Executive. The pro-rated bonus payable pursuant to subsection (vi) shall be paid in accordance with the provisions of Section 3(b) after the Compensation Committee has approved bonuses payable for the year. All payments to be made or settlements to occur pursuant to subsection (vii) and (viii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement). The payments set forth in subsection (x) shall commence on the 60th day following the day of such termination.

All payments required to be made pursuant to subsections (i), (ii), (iii), and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

For purposes of this Agreement, “Cause” shall mean: (1) any action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 or 10 herein; (2) the Executive being convicted of a felony; (3) the Executive being convicted of any crime or offense that is not a felony but was (x) committed in connection with the performance of his duties hereunder or (y) involved moral turpitude; or (4) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Board, provided that, for the sake of clarity, the failure to attain performance objectives shall not in and of itself constitute Cause. A termination of employment shall not be deemed for Cause unless and until (x) there shall have been delivered to the Executive a notice describing in reasonable detail the particulars giving rise to a termination for Cause, and (y) in the case of termination pursuant to clause (4) above, if no cure has occurred by the thirtieth (30th) day after notice was given.

For purposes of this Agreement, “Good Reason” shall mean: (1) the assignment of Executive to a position other than the Chief Executive Officer of the Corporation during the Term; (2) the assignment of duties materially inconsistent with such position if such change in assignment constitutes (x) a material diminution in the Executive’s total compensation opportunity, authority, duties or responsibilities; (y) a change in the reporting structure such that the Executive is directed to report to anyone other than the Corporation’s Board; or (3) a material breach by the Corporation of this Agreement; provided, however, Executive must not have consented to any such act or omission that could give rise to a claim for “Good Reason”, the Executive must have notified the Corporation in writing within the first thirty (30) days following the occurrence of any of the foregoing events and the Corporation must have failed to substantially cure such breach within thirty (30) days following its receipt of such notice from the Executive; and provided further, the Executive must have resigned under this paragraph within ninety (90) days following the occurrence of the event. Notwithstanding the foregoing, any transfer of responsibilities in connection with succession planning and leadership transition shall in no event constitute Good Reason for purposes of this Agreement.

(b)    Disability. The Corporation shall be entitled to terminate the Executive’s employment if the Board determines that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee (“Disability”). Upon such termination, the Executive shall be entitled to the following:

(i)    Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)    any accrued but unpaid PTO through the date of termination;

(iii)    any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)    any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)    any expenses owed to the Executive under Section 4(d);

(vi)    any pro-rated portion of the annual bonus that the Executive would have earned based on the performance goals or criteria for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such year; and

(vii)    except as otherwise provided herein, the treatment of all of Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards (whether subject to time-based vesting or performance-based vesting) shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement. Notwithstanding the foregoing or any language to the contrary in the long-term incentive plan, and any other plans, or the applicable award agreement, any stock options that are vested as of the date of the Executive’s termination due to Disability shall remain exercisable for the longer of (x) the period of eighteen (18) months following termination of employment or (y) the period set forth in the applicable plan and/or award agreement; provided, that, in no event shall any stock options be exercisable beyond the expiration of their term.

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law. The pro-rated bonus payable pursuant to subsection (vi) shall be paid in accordance with the provisions of Section 3(b) after the Compensation Committee has approved bonuses payable for the year.

(c)    Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the Executive shall be entitled to the following:

(i)    Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)    any accrued but unpaid PTO through the date of termination;

(iii)    any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)    any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v)    any expenses owed to the Executive under Section 4(d).

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

(d)    Voluntary Termination by the Executive. If the Executive voluntarily terminates his employment other than for Good Reason, the Executive shall be entitled to the following:

(i)    Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)    any accrued but unpaid PTO through the date of termination;

(iii)    any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)    any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v)    any expenses owed to the Executive under Section 4(d).

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

(e)    Cooperation. The parties agree that certain matters in which the Executive will be involved while serving as the Corporation’s Chief Executive Officer may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Corporation in connection with matters arising out of the Executive’s service to the Corporation; provided that, the Corporation shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Corporation shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

6.    CHANGE IN CORPORATE CONTROL

(a)    If at any time upon or in connection with, or during the period of twenty-four (24) consecutive months following, the occurrence of a Change in Corporate Control (as defined below), the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or Disability) or the Executive resigns his employment for Good Reason, the Executive shall be entitled to the payments and benefits listed below. In addition, if the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or Disability) either (I) at any time within three (3) months of the occurrence of a Change in Corporate Control, or (II) at any time prior to the occurrence of a Change in Corporate Control at the request or direction of any person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended) who obtains control of the Corporation as a result of the occurrence of a Change in Corporate Control, the Executive shall be entitled to the payments and benefits listed below.

(i)    Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)    any accrued but unpaid PTO pay through the date of termination;

(iii)    any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)    any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)    any expenses owed to the Executive under Sections 4(d), or 4(e);

(vi)    the pro-rated portion of the target annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;

(vii)    notwithstanding any language to the contrary in the long-term incentive plan, and any other plans, or the applicable award agreement, all of Executive’s outstanding stock options, restricted stock or other equity awards with time-based vesting shall become fully vested and, in the case of stock options, exercisable in full, and the Executive shall have the right to exercise such stock options for the longer of (x) the period of eighteen (18) months following termination of employment or (y) the period set forth in the applicable plan and/or award agreement; provided, that, in no event shall any stock options be exercisable beyond the expiration of their term;

(viii)    all of Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards with performance-based vesting shall become vested based upon a determination of actual level of achievement of performance goals by the Compensation Committee of the Board as of immediately prior to the occurrence of the Change of Corporate Control or as otherwise expressly provided in the applicable award agreements;

(ix)    continued coverage under any group health plan maintained by the Corporation in which the Executive participated at the time of his termination for the period during which the Executive elects to receive continuation coverage under Section 4980B of the Code at an after-tax cost to the Executive comparable to the cost that the Executive would have incurred for the same coverage had he remained employed during such period; and

(x)    a lump sum severance payment equal to the present value of a series of monthly severance payments for thirty-six (36) months following the termination date, each in an amount equal to one-twelfth (1/12th) of the sum of (A) the Executive’s Base Compensation, as in effect at the time of the Change in Corporate Control, and (B) the average of annual bonuses paid to the Executive for the last three (3) fiscal years of the Corporation ending prior to the Change in Corporate Control. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in The Wall Street Journal (or similar publication) on the date of the Change in Corporate Control. For purposes of this subsection (x), the amount of any annual bonus paid for a portion of a fiscal year shall be annualized.

Notwithstanding anything in the long-term incentive plan, and any other plans, pursuant to which any equity awards are granted, or any applicable equity award agreements to the contrary, the payments set forth in subsections (vi), (vii), (viii), (ix) and (x) are subject to a waiver and general release of claims in favor of the Corporation, substantially in the form attached hereto, with substantially the same terms as the form of release that the Corporation has used in the context of the departures of an executive officer of the Corporation, that is executed by the Executive and which becomes irrevocable within sixty (60) days following the date of such termination. All payments to be made or settlements to occur pursuant to subsections (vii) and (viii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement). All payments required to be made pursuant to subsections (i), (ii), (iii), (v), (vi) and (x) shall be made within sixty (60) days following the date of such termination and within any shorter time period required by law. Notwithstanding the foregoing, the severance payment under this Section 6(a) shall be payable on a monthly basis instead of a lump sum if the “Change in Corporate Control” does not constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) and shall in any event comply with the provisions of Section 8. In the event of a termination of the Executive’s employment by the Corporation prior to a Change in Corporate Control without Cause (but not including due to death or Disability), the Executive shall receive the severance benefits provided for under Section 5(a) above, and then in the event that the provisions of this Section 6(a) are subsequently satisfied on account of the occurrence of a Change in Corporate Control, the Corporation shall provide the Executive with any and all supplemental benefits to which the Executive is entitled under this Section 6(a) as soon as administratively reasonable, but in any event no later than the later of (A) thirty (30) days following the occurrence of the Change in Corporate Control or (B) the time provided for in this Section 6(a), or such later date as may be necessary in order to comply with the terms of Section 409A of the Code.

(b)    For purposes of this Agreement, a “Change in Corporate Control” shall have the meaning set forth in the Corporation’s 2016 Long-Term Incentive Plan in effect on the date of a Change in Corporate Control.

(c)    Notwithstanding anything else in this Agreement to the contrary, in the event that it shall be determined that any payments or distributions by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (together, the “Payments”) would constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payments shall be payable either in (i) full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to the excise tax imposed under Section 4999 of the Code, such that the Executive shall receive the greater, on an after-tax basis, of either (i) or (ii) above, as determined by an independent accountant or tax advisor (“Independent Tax Advisor”) selected by the Corporation. In the event that the Payments are to be reduced pursuant to this Section 6(c), such Payments shall be reduced as determined by the Independent Tax Advisor such that the reduction of compensation to be provided to or for the benefit of the Executive as a result of this Section 6(c) is minimized and to effectuate that, Payments shall be reduced (i) by first reducing or eliminating the portion of such Payments which is not payable in cash (other than that portion of such payments that is subject to clause (iii) below), (ii) then by reducing or eliminating cash Payments (other than that portion of such Payments subject to clause (iii) below) and (iii) then by reducing or eliminating the portion of such Payments (whether or not payable in cash) to which Treas. Reg. §1.280G-1 Q/A 24(c) (or any successor provision thereto) applies, in each case in reverse order beginning with Payments which are to be paid the farthest in time from the date of the transaction constituting a change in ownership of the Corporation within the meaning of Section 280G of the Code. Any reductions made pursuant to this Section 6(c) shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(d)    If any dispute arises between the Corporation (or any successor) and the Executive regarding Executive’s right to payments under this Section 6, the Executive shall be entitled to recover his attorneys’ fees and costs incurred in connection with such dispute if the Executive is determined to be the prevailing party. The following additional terms and conditions shall apply to the reimbursement of any attorneys fees and costs: (i) the attorneys fees and costs must be incurred by the Executive within five years following the date of the Executive’s termination or resignation; (ii) the attorneys fees and costs shall be paid by the Corporation by the end of the taxable year following the year in which the attorneys fees and costs were incurred; (iii) the amount of any attorneys fees and costs paid by the Corporation in one taxable year shall not affect the amount of any attorneys fees and costs to be paid by the Corporation in any other taxable year; and (iv) the Executive’s right to receive attorneys fees and costs may not be liquidated or exchanged for any other benefit.

7.    DEATH

If the Executive dies while this Agreement is in effect, the Corporation shall pay to the Executive’s estate the following:

(i)    Base Compensation accrued through the date of death, based on the number of days in such year that had elapsed as of the date of death;

(ii)    any accrued but unpaid PTO through the date of death;

(iii)    any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the date of death;

(iv)    any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)    any expenses owed to the Executive under Section 4(d);

(vi)    any pro-rated portion of the annual bonus that the Executive would have earned based on the performance goals or criteria for the year in which the death occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the date of death, payable at the time that the Corporation pays bonuses to its executive officers for such year; and

(vii)    except as otherwise provided herein, the treatment of all of Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards (whether subject to time-based vesting or performance-based vesting) shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement. Notwithstanding the foregoing or any language to the contrary in the long-term incentive plan, and any other plans, or the applicable award agreement, any stock options that are vested as of the date of the Executive’s death shall remain exercisable for the longer of (x) the period of eighteen (18) months following termination of employment or (y) the period set forth in the applicable plan and/or award agreement; provided, that, in no event shall any stock options be exercisable beyond the expiration of their term.

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the estate within sixty (60) days following the date of death and within any shorter time period required by law. All payments to be made pursuant to subsection (vii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement). The pro-rated bonus shall be paid in accordance with the provisions of Section 3(b) after the Compensation Committee has approved bonuses payable for the year.

8.    WITHHOLDING AND SECTION 409A COMPLIANCE

(a)    The Corporation shall, to the fullest extent not prohibited by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

(b)    This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption thereunder, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under the separation pay exemption, as short-term deferrals, or otherwise. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. In the event the terms of this Agreement would subject the Executive to additional income taxes, interest or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Section 409A of the Code). Notwithstanding any other provision in this Agreement, including but not limited to Section 5, if the Executive is a “specified employee” (as defined in Section 409A(a)(2)(b)(i)), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing). Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

9.    PROTECTION OF CONFIDENTIAL INFORMATION

The Executive hereby agrees that, during his employment with the Corporation and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (defined below). The Executive further agrees that, upon the date of the Executive’s termination, all Confidential Information in his possession that is in written or other tangible form shall be returned to the Corporation and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein. Notwithstanding the foregoing, this Section 9 shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Corporation by the Executive, (iii) is lawfully disclosed to the Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information. As used in this Agreement, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Corporation, in any form, including electronic media. Confidential Information also includes, but is not limited to the Corporation’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation the Executive may have relating to Confidential Information under any other agreement or promise to the Corporation.

The Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Executive and whether compiled by the Corporation, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Corporation to maintain the secrecy of such information, that such information is the sole property of the Corporation and that any retention and use of such information by the Executive during his employment with the Corporation (except in the course of performing his duties and obligations to the Corporation) or after the termination of his employment shall constitute a misappropriation of the Corporation’s trade secrets.

The Executive agrees that Confidential Information gained by the Executive during the Executive’s association with the Corporation, has been developed by the Corporation through substantial expenditures of time, effort and money and constitute valuable and unique property of the Corporation. The Executive recognizes that because his work for the Corporation will bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive. The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Corporation’s business that the Executive not compete with the Corporation during his employment with the Corporation and not compete with the Corporation for a reasonable period thereafter, as further provided in the following Section 10.

10.    COVENANT NOT TO COMPETE

The Executive hereby agrees that he will not, either while employed by the Corporation or at all times until one year from the time his employment ceases, or, if later, during any period in which he is receiving any severance or change in control payments under Sections 5(a) or 6 or the Corporation’s Executive Severance Plan (the “Restricted Period”), engage in any business activities on behalf of any enterprise which competes with the Corporation or any of its affiliates in the business of (i) ownership or operation of Health Care Facilities; (ii) investment in or lending to Health Care Facilities (including to an owner or developer of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any consulting, advisory, research or planning or development services to Health Care Facilities. “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient medical treatment facilities, medical office buildings, hospitals not excluded below, or any similar types of facilities or enterprises, but in any event excluding acute care hospitals or integrated health care delivery systems that include acute care hospitals. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. If Executive provides services to an enterprise that has some activities that compete with the Corporation or any of its affiliates in any area described above and other activities that do not compete with the Corporation or any of its affiliates in any of the areas described above, then so long as Executive provides services exclusively to the portion of such enterprise that does not compete with the Corporation and its affiliates, Executive will not be deemed to be engaged in a competitive business activity as described in this Section 10.

During the Restricted Period, Executive will be prohibited, to the fullest extent allowed by applicable law, from directly or indirectly, individually or on behalf of any person or entity, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in the recruitment for employment, contractor or consulting opportunities anyone who is employed at that time by the Corporation or any subsidiary or affiliate.

During his employment with the Corporation and thereafter, Executive will not make or authorize anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Corporation, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Corporation. During Executive’s employment with the Corporation and thereafter, the Corporation will not make or authorize anyone else to make on the Corporation’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Executive or issue any comments that reflects adversely on or encourages any adverse action against the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Corporation from making truthful statements or disclosures that are required by applicable law, regulation, or legal process, and nothing herein shall limit the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.

While employed by the Corporation and during the Restricted Period, the Executive will communicate the contents of this Section 10 to any person, firm, association, partnership, corporation or other entity that the Executive intends to be employed by, associated with, or represent.

11.    INJUNCTIVE RELIEF

The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in any court of competent jurisdiction having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.

12.    NOTICES

All notices or communications hereunder shall be in writing and sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Corporation:

Welltower Inc.

4500 Dorr Street

Toledo, OH 43615

Attention: General Counsel

If to the Executive, at the address on file with the Corporation’s Human Resources department.

The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.

13.    SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

14.    ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

15.    ENTIRE AGREEMENT

This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive (including the Prior Employment Agreement). The Agreement may be amended at any time by mutual written agreement of the parties hereto.

16.    GOVERNING LAW AND ARBITRATION

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration to be held in the Borough of Manhattan, City of New York, State of New York. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes. Any arbitral award determination shall be final and binding upon the parties. Judgment may be entered in any court having jurisdiction. Notwithstanding the foregoing, the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Sections 9 or 10 hereof.

17.    SURVIVAL

Subject to any limits on applicability contained therein, Sections 9 through 11, Section 16 and this Section 17 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Executive’s employment or this Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

WELLTOWER INC.

By:	/s/ Matthew McQueen

Name:	Matthew McQueen

Title:	Executive Vice President - General Counsel and Corporate Secretary

EXECUTIVE:

/s/ Shankh Mitra
Shankh Mitra